Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to this Registration Statement on Form S-4 of Integrated Electrical Services, Inc. and the related Prospectus and to the use of our report dated December 14, 2012, with respect to the consolidated financial statements of Integrated Electrical Services, Inc. included therein and in its Annual Report (Form 10-K) for the year ended September 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, TX

August 12, 2013